Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 2, 2009, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting appearing in the Annual Report on Form 10-K of Intevac, Inc. and subsidiaries to its stockholders for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.
/s/ GRANT THORNTON LLP
San Jose, California
July 15, 2009